SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

____________________

FORM S-3D

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PEOPLES ENERGY CORPORATION

(Exact name of issuer as specified in charter)

Illinois	36-2642766
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

130 East Randolph Drive
Chicago, Illinois 60601
Telephone (312) 240-4000

(Address including zip code, and telephone number, including area code of registrant's principal executive offices)

PETER H. KAUFFMAN
Assistant General Counsel and Secretary
Peoples Energy Corporation
130 East Randolph Drive
Chicago, Illinois 60601
Telephone (312) 240-4347

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to public: From time to time following the effectiveness of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ______________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ] ____

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be Registered	Proposed maximum Offering Price per Unit (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration fee
Common Stock without par value	1,750,000 Shares (1)	$38.32	$67,060,000	$16,765
Common Stock Purchase Rights (3)	1,750,000 rights	---	---	---

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, this Registration Statement also registers such indeterminate number of additional shares as may be issuable under the plan in connection with share splits, share dividends or similar transactions.

(2) Estimated solely for the purpose of calculating the registration fee and, pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average high and low sale prices of the Common Stock, without par value, reported on the New York Stock Exchange on September 27, 2001.

(3) Since no separate consideration is paid for the purchase rights, no registration fee is included in the common stock fee.

Pursuant to Rule 429 under the Securities Act of 1933, as amended, the Prospectus contained in this Registration Statement will be used also in connection with the offering of securities of the Registrant under Registration Statement on Form S-3, File No. 333-09993.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

PROSPECTUS

PEOPLES ENERGY CORPORATION

DIRECT PURCHASE AND INVESTMENT PLAN

____________ Shares

COMMON STOCK

____________________

This prospectus describes the Peoples Energy Corporation Direct Purchase and Investment Plan. We are offering this plan to you as a convenient way to purchase shares of our common stock and also to automatically reinvest your dividends for the purchase of additional shares.

You do not pay any fees for purchases of shares or reinvestment of dividends under the plan. However, you pay brokerage commissions and any applicable taxes for sales of shares.

This prospectus describes the plan in a question and answer format and you should read this prospectus carefully before enrolling in the plan. You should keep a copy of this prospectus for future reference.

To the extent required by applicable law in certain jurisdictions, we only offer shares under the plan to persons who are not presently holders of shares through registered broker-dealer(s), which the plan administrator appoints from time to time, in those jurisdictions.

Our shares are listed on the New York Stock Exchange, Chicago Stock Exchange and the Pacific Exchange under the symbol "PGL". On ________, 2001, the closing sales price for one share of our common stock as reported on the New York Stock Exchange was $_____.

____________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these
securities or passed upon the adequacy or accuracy of this
prospectus. Any representation to the contrary is a
criminal offense.

______________________

The date of this prospectus is _________, 2001

PEOPLES ENERGY CORPORATION

130 East Randolph Drive Chicago Illinois 60601

(312) 240-4000

You should rely only on the information contained in this document or any supplement and any information incorporated by reference in this document or any supplement. We have not authorized anyone to provide you with any information that is different. If you receive any unauthorized information, you must not rely on it. You should disregard anything we said in an earlier document that is inconsistent with what is in our prospectus.

You should not assume that the information in this document or any supplement is current as of any date other than the date on the front page of this prospectus. This document is not an offer to sell nor is it seeking an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

Nothing contained in this prospectus or in other plan information represents a recommendation by us or anyone else that any person buy or sell shares. Your decision to participate in the plan should be made only after you have had an opportunity to independently make the necessary investment decision regarding the shares.

THE COMPANY

Peoples Energy Corporation is a diversified energy holding company which, through its subsidiaries, engages principally in natural gas utility operations and other diversified energy businesses. Our business operations are segregated into the following segments: Gas Distribution, Power Generation, Midstream Services, Retail Energy Services, Oil and Gas Production and Other.

The Gas Distribution segment is the company's core business. Its two regulated public utilities, The Peoples Gas Light and Coke Company and North Shore Gas Company, purchase, store, distribute, sell and transport natural gas to approximately one million retail customers through a 6,000-mile distribution system serving the City of Chicago and 54 communities in northeastern Illinois. We also own a natural gas storage facility in central Illinois and a pipeline which connects the facility and six major interstate pipelines to Chicago.

Peoples Gas, an operating public utility, is engaged primarily in the purchase, storage, distribution, sale and transportation of natural gas. It has approximately 839,000 residential, commercial, and industrial retail sales and transportation customers within the City of Chicago.

North Shore Gas, an operating public utility, is engaged primarily in the purchase, storage, distribution, sale and transportation of natural gas. It has approximately 149,000 residential, commercial, and industrial retail sales and transportation customers within its service territory of approximately 275 square miles, located in northeastern Illinois.

The Power Generation segment is engaged in the development, construction, operation, and ownership of natural gas-fired electric generation facilities for sales to electric utilities and marketers.

The Midstream Services segment performs wholesale activities that provide value to gas distribution utilities, marketers and pipelines. We operate a natural gas hub. We also own and operate a natural gas liquids peaking facility and are active in other asset-based wholesale activities.

The Retail Energy Services segment markets gas and electricity and provides energy management and other services to retail customers. We are also engaged in providing energy commodities and value added services to industrial, commercial and residential customers.

The Oil and Gas Production segment is active in the acquisition, development and production of oil and gas reserves in selected onshore basins in North America. Our focus is on low risk drilling opportunities and the acquisition of proved oil and gas reserves with upside potential which can be realized through drilling, production enhancement and reservoir optimization programs. We own certain producing properties which qualify for income tax credits as defined in Section 29 of the Internal Revenue Code. These credits are computed based on units of production.

We are involved in other activities such as district heating and cooling and the development of fueling stations for natural gas vehicles. These and other activities do not fall under the above segments and are included in a separate segment.

Our principal executive offices at 130 East Randolph Drive, Chicago, Illinois 60601-6207 (Telephone 312-240-4000).

DESCRIPTION OF THE PLAN

The following, in question and answer format, will provide you with a summary of the key terms and provisions of the plan. This summary does not provide a complete description of the plan and you should also read the plan, which is attached as an exhibit to the Registration Statement.

1. What are the key features of the plan?

    You may make an initial purchase of shares worth no less than $250 and no more than $100,000.

    If you are a shareholder already, then you can enroll in the plan without making any minimum initial purchase.

    You may purchase additional shares by making an optional cash investment by check or electronic funds transfer of not less than $25 per payment nor more than $100,000 per year.

    You may acquire additional shares by reinvesting all or some of the cash dividends paid.

    You may receive cash dividends on any or all of your shares by check or electronic deposit to a designated account.

    You may deposit share certificates into the plan for safekeeping

    You may receive, upon written request, certificates for whole shares which will be credited to your account

    You may purchase or transfer shares as a gift for others

    You may sell, through the plan, shares in your accounts

    You have full share rights with respect to whole shares in your account, including the power to vote and the power to sell shares held in the plan.

    We will pay all fees associated with the above features except for a brokerage fee of $0.08 per share for the sale of stock credited to your account and any applicable taxes associated with the sale.

The value of shares is subject to market risk and may increase or decrease. Your account in the plan is not insured by the Securities Investor Protection Corporation, the Federal Deposit Insurance Corporation, or any other entity.

2. What is the purpose of the plan?

The purpose of the plan is to provide current and potential investors with a convenient way to purchase shares of our common stock and to reinvest all or a portion of their dividends in shares of the our common stock without payment of any brokerage commission. As a participant in the plan, you will bear a charge for brokerage commissions and any applicable taxes on sales of shares under the plan.

3. Who administers the plan?

We appoint an individual to administer the plan. This individual may be our employee, or a bank, trust or other entity (including Peoples Energy Corporation) who we appoint from time to time to act as administrator of the plan. LaSalle Bank, N.A. is currently administrator and is responsible for administering the plan. The administrator receives all cash investments made by participants, maintains records of each participant's account activities, issues statements of account and performing other clerical and ministerial duties related to the plan. The administrator will prepare appropriate authorization forms for participants to enroll in, effect transactions under and terminate participation in the plan. The administrator or its nominee, as custodian, will hold one or more certificates registered in its name, representing the aggregate number of whole shares of purchased under or deposited for safekeeping into the plan and credited to each participant's account. The administrator will promptly transmit initial investments and optional cash investments into a segregated escrow account at a bank or to an agent who we select and who is independent of Peoples Energy Corporation. The independent agent is a registered broker-dealer or bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934 responsible for purchasing and selling shares in the open market for the participants' accounts in accordance with the provisions of the plan.

4. Who is eligible to participate in the plan?

Any interested person or entity making an initial investment (as defined below) of at least $250 and all of our registered shareholders are eligible to participate in the plan. Any person or entity that wishes to participate in the plan must fulfill the prerequisites for enrollment in the plan described in Question 5 of this prospectus.

5. How do I enroll in the plan?

If you are a registered or record shareholder of Peoples Energy Corporation not currently participating in the plan then, after being given a copy of this prospectus, you may enroll in the plan at any time by completing and signing an authorization form and providing other items and documentation as may be required by the administrator. You may request authorization forms, as well as other plan forms and this prospectus, by writing to the administrator at the following address, or by calling the administrator at the following toll free number:

Peoples Energy Corporation
C/O LaSalle Bank N.A.
Shareholder Services
P. O. Box LL 135/1811
Chicago, IL 60690-9882
Toll Free Number 1-800-901-8878
Fax (312) 904-2236

If you are not a registered or record shareholder of Peoples Energy Corporation then you may enroll in the plan by completing and returning the authorization form with an initial investment of not less than $250 and not more than $100,000, which will be used to purchase shares for your account. You may make your initial investment by personal check or money order payable to "PEC Direct Purchase and Investment Plan". Please do not send cash. You will become enrolled in the plan once your initial purchase of shares is credited to your account.

Your initial investment will not earn interest or receive dividends until the shares are purchased for your account. Shares are purchased for accounts on the investment dates, which generally take place on or about the 1st and the 15th of the month.

6. What are my dividend reinvestment options?

You may choose from the following reinvestment options:

Full Dividend Reinvestment - If you elect this option, all cash dividends on all of your certificated shares and on all book-entry shares credited to your account are reinvested to purchase additional shares. If you are not yet a registered or record shareholder then you must elect full dividend reinvestment until your initial investment has been invested in shares.

Partial Dividend Reinvestment - If you elect this option, you will receive cash dividends on the number of shares your specify and you will reinvest the cash dividends on the remainder of your shares. You may specify that you wish to receive cash dividends made up of a combination of certificated and book-entry shares credited to your account. You may elect to have cash dividend payments that are not reinvested paid to you by check or through electronic direct deposit. You may make optional cash investments at any time. If you are not yet a registered or record shareholder then you may not elect partial dividend reinvestment until your initial investment has been invested in shares.

Optional Cash Investments Only - If you elect this option, you will receive cash dividends on all shares credited to your account. Under this option, you hold certificated shares and book-entry shares are held by the plan for your account. You may make optional cash investments at any time.

The reinvestment of dividends under either of the full dividend reinvestment or partial dividend reinvestment options will begin with the first dividend payable after the dividend record date following your enrollment. We publicly announce dividend record dates which are generally on or about the 22nd day of March, June, September and December. Dividends will be paid on full shares and proportionately on fractional share equivalents in your account.

7. How do I make an optional cash investment?

Once you are enrolled in the plan, you may, at your option, make additional cash investments of at least $25 per investment date and up to $100,000 per year. These additional cash investments are known as optional cash investments. You may make these optional cash investments either by electing the Automatic Electronic Investments feature, as described below, or by mailing to the administrator a completed optional investment form (attached to your account statement) and a personal check or money order payable to "PEC Direct Purchase and Investment Plan". Please do not send cash. You are under no obligation to make optional cash investments and the amount and timing of such investments is your decision.

As is the case with your initial investment in the plan, your optional cash investment payments which are received and held for investment under the plan will not earn interest and do not receive dividends prior to the purchase of the shares on the investment dates.

8. How do I make automatic electronic investments?

You may make optional cash investments of not less than $25 nor more than the annual limit of $100,000 by monthly electronic fund transfers from a predesignated United States account. Automatic electronic investments may be made from accounts at any bank, savings association, credit union, or other financial institution that participates in the National Automated Clearing House Network.

To make automatic electronic investments, you must complete and sign an authorization form for automatic electronic investment and return it together with a voided blank check or deposit slip for the account from which the funds are to be drawn. The administrator must receive the automatic electronic investment authorization documents at least five business days preceding the date you wish the electronic transfer of funds to take place. A business day means any day, other than a Saturday or Sunday, on which banking institutions in Chicago, Illinois and New York, New York are not required or authorized to remain closed and on which the New York Stock Exchange and our principal office are not closed.

Once automatic electronic investments are initiated, funds will be drawn from your designated account on the tenth day of each month (or, if the tenth day is not a business day, then the first business day thereafter), and will be invested in shares on the next investment date after the date such funds are drawn.

You may change the amounts of your future automatic electronic investments by completing and submitting to us a new authorization form. You may terminate automatic electronic investments at any time by notifying the administrator in writing.

9. Can I have my dividends directly deposited and not reinvested?

You may elect not to reinvest all or some of your dividends and instead receive the dividends not reinvested by electronic deposit to your United States bank, savings and loan, or credit union. To receive direct deposit of dividends, you must complete and sign a direct deposit authorization form and return it to the administrator. You may change your designated direct deposit account any time by notifying the administrator in writing.

10. Can I receive a refund of my initial investment and my optional cash investment?

You may receive a refund of your initial investment or any optional cash investments received by the administrator by notifying the administrator in writing at least five business days before the investment date. However, the administrator will not refund checks or money orders until the funds have been actually collected. If your request for a refund is not received at least five business days before the next investment date following the administrator's receipt of your investment, the funds will be invested in shares on the investment date.

Funds for investments pending purchase of shares will be credited to your account and held in the escrow account. If any funds for initial investments or optional cash investments are not invested within 35 days of receipt, then the funds will be promptly returned to you.

11. When are the investment dates?

Investment dates will generally be the 1st and the 15th of the month, or, if such date is not a business day, then the first business day after such date. During a dividend payment month the investment date will be the 1st of the month and the dividend payment date. Our dividend payment dates are normally the 15th day of January, April, July and October. If shares are purchased on the open market, and if, in the independent agent's opinion, it is not practicable to make all such purchases required under the plan on a particular investment date, the purchases will be made as soon as practicable after the investment date.

The funds are received from you for investment under the plan. Funds do not earn interest and do not receive dividends prior to the purchase of the shares. Therefore, you should mail payments for an initial investment or optional cash investment so that it is received by the administrator shortly, but not less than three business days, before an investment date. To receive dividends, your initial investment or optional cash investment must be received and invested on an investment date which is prior to the our record date. We publicly announce record dates are from time to time.

12. What is the source of shares purchased under the plan?

The administrator may purchase shares under the plan either by purchasing newly issued shares from Peoples Energy Corporation or by purchasing the shares through the independent agent on the open market, (i.e., on any securities exchange where the shares are traded, on the over-the-counter market or by negotiated transactions). The independent agent may decide the terms of any open market purchases of shares (i.e., price, delivery etc.) and neither we, the administrator (if it is not the independent agent) nor any participant in the plan will have any authority or power to direct the time or price at which shares may be purchased or sold or the selection of the broker or dealer (other than the administrator's selection of the independent agent) through or from whom purchases and sales may be made, except that such purchases must be made in accordance with the terms of the plan. We may not change our decision to purchase shares under the plan directly from Peoples Energy Corporation or on the open market more than once in any three month period. Also, we may not change our decision to purchase shares directly from Peoples Energy Corporation or on the open market unless our Board of Directors or chief financial officer decides that our need to raise additional capital has changed or there is another valid reason for the change.

The independent agent may commingle your funds with those of other plan participants for the purpose of purchasing the shares and may offset purchases of shares against sales of shares to be made for plan participants. Neither we nor any affiliated purchasers will exercise any direct or indirect control or influence over the times when or prices at which the independent agent may purchase common stock for the plan or the amounts of shares to be purchased.

When the administrator purchases newly issued shares from Peoples Energy Corporation, the purchase price of such shares will be the average of the high and low sale prices for the shares on the investment date as reported on the New York Stock Exchange Composite Tape and published in The Wall Street Journal. The price will be calculated to four decimal places.

When shares are purchased in the open market, the price per share to you will be the weighted average purchase price, calculated to four decimal places, of shares acquired on the open market by the independent agent for the applicable investment date. Our shares are listed on the New York Stock Exchange, Chicago Stock Exchange and Pacific Exchange under the symbol "PGL". We will pay all administrative costs and expenses associated with the plan and the cost of brokerage commissions on all purchases of shares. You will bear the cost of brokerage commissions ($0.08 per share) and any applicable taxes incurred on all sales of shares.

You should note that under the plan you do not have the ability to order the purchase of a specific number of shares, the purchase of shares at a specified price or a particular date of purchase, as could be done by means of purchasing shares through a broker.

In no event will more than 35 days will elapse between a dividend payment date and the date dividend funds for that dividend are invested in shares or paid to you under the plan. Funds for initial investments or optional cash investments that are not invested within 35 days after receipt will be returned promptly to you.

13. How can I sell my shares under the plan?

You may sell all or part of the shares credited to your account by sending us written instructions, signed by all registered holders of such shares. If the sale is for less than all of the shares in your account, only whole shares may be sold, not fractional shares. If you hold any share certificates under the plan, you must first send the administrator the share certificates before such shares may be sold.

The administrator will process your written instructions to sell shares as soon as practicable. The independent agent in its sole discretion will aggregate and process requests to sell plan shares at least once a week on the open market at the prevailing market prices.

When you sell shares under the plan, the price per share that you receive will be the average of the proceeds from all shares sold by the independent agent during that sales period, less brokerage commission fees of $0.08 per share, and any applicable taxes. If your plan account has a balance of less than one full share without any optional cash investments for three consecutive months, then your account will be closed and you will be paid the value of your fractional share, less the brokerage commissions mentioned above and any applicable taxes.

14. Can I obtain a share certificate for the shares in my plan account?

You may obtain a share certificate for the whole shares in your plan account if you send a written request to the administrator. If you do not send such a request to the administrator, then the shares in your plan account will be held by the administrator or its nominee in book-entry form.

15. Describe the plan's certificate safekeeping services.

Upon enrollment, or at any later time, you may take advantage of the plan's cost-free certificate safekeeping services. Some of the advantages of certificate safekeeping are:

  The risk associated with the loss of stock certificates is eliminated. If your certificates are lost or stolen, you cannot sell or transfer the shares without first obtaining replacement certificates. This process could take several weeks and results in cost and paperwork, for you and us.

  Certificates deposited in the plan are treated in the same manner as shares purchased through the plan and may be conveniently sold or transferred through the plan.

If you wish to participate in certificate safekeeping, you must complete and return a certificate safekeeping form along with the share certificates, unendorsed, that you wish to deposit via registered mail, return receipt requested and properly insured. If you have lost your certificates, such certificates must be replaced before you can participate in the certificate safekeeping option. Certificate safekeeping forms, can be obtained by contacting the administrator in writing or by telephone. (See Question 5 above for contact details)

16. How do I transfer my shares under the plan?

You may transfer ownership of all or part of your plan account shares through gifts, a private sale, or any other manner, by mailing to the administrator a signed stock transfer assignment form (which may be obtained from the administrator or a financial institution), a signature guarantee, and a letter or other written instruction.

Unless otherwise instructed, the administrator will keep the shares, and enroll the recipient of the shares in 100% dividend reinvestment, provided the recipient is eligible to participate. The recipient will receive a statement showing the number of shares so transferred and held in his or her plan account.

17. How can I purchase gift shares for others?

You may transfer the shares in your account to another plan participant's account or you may purchase shares for other people. If the recipient of the shares is not a registered shareholder, an initial gift of five shares is required to establish an account, or an initial investment purchase amount of $150. A completed authorization form in the name of the recipient is also required. If the recipient is already a participant, an investment of at least $25 may be made as a gift or a transfer of one full share may be made from the donor's account. In either case, the recipient will automatically be enrolled in full dividend reinvestment, unless otherwise specified. Gift notices are available and can be sent directly to the recipient or to the donor.

18. How can I change my plan options?

You may change your plan options, including changing the reinvestment level (full, partial or none) of dividends, at any time by notifying the administrator in writing. The administrator will only accept written notice from you or a person duly authorized by you.

You may cease to reinvest part or all of your dividends payable on account of the share in your account and choose to receive your dividends by check or electronic direct deposit. You may continue to hold shares in book-entry form, as well as buy shares with optional cash investments or sell some or all of the shares in your account.

19. What fees, costs and expenses will I be charged under the plan?

We will pay all administrative costs and expenses associated with the plan and the cost of brokerage commissions on all purchases of shares. You will pay the cost of brokerage commissions of $0.08 per share and any applicable taxes incurred on all sales of shares. All fees and charges are subject to change in our discretion (acting through our Chief Financial Officer) upon notice to you.

20. How do I terminate my participation in the plan?

You may at any time terminate your participation in the plan by notifying the administrator in writing. At your request, a certificate(s) and/or a check will be issued by us upon termination of your account.

When your account is terminated and shares are sold, the price per share that you receive will be the average of the proceeds from all shares sold by the independent agent during the applicable sales period, less brokerage commission fees of $0.08 per share and any applicable taxes.

21. Can my plan account be automatically terminated?

Your enrollment in the plan may be automatically terminated if you no longer hold any shares of record and the shares in your account total less than one full share and no optional cash investments are made during a consecutive three month period. When your account is terminated and the shares in your account are sold, the price per share you receive will be the average of the proceeds from all shares sold by the independent agent during the applicable sales period, less brokerage commission fees of $.08 per share and any applicable taxes.

22. What are the federal income tax effects of my participation in the plan?

Generally, any cash dividend reinvested under the plan will be taxable to you as if it was received by you, even though you do not actually receive the dividend in cash but, instead, use it to purchase additional shares under the plan. As such, you are treated in the same manner as shareholders who are not participants under the plan.

Brokerage fees incurred by the administrator in purchasing shares on the open market and which are paid by us will result in additional dividend income to you. Your share of those brokerage fees will be shown on the Form 1099DIV issued annually to each shareholder. The amount of such brokerage fees will increase your tax basis for shares acquired under the plan. Thus, your tax basis for shares acquired under the plan with reinvested dividends will be equal to the amount paid for the shares (i.e., the amount of the reinvested dividend) plus the amount of any brokerage fees included in your income.

The above description may not be applicable to certain types of participants in the plan, such as tax-exempt entities (e.g., pension funds and IRAs) and foreign shareholders. You should consult your own tax advisor concerning the tax consequences applicable to your situation.

23. When will I receive a statement regarding my plan account?

You will receive a detailed statement from us after each quarterly dividend reinvestment and in each month that you make an optional cash investment. The statement will report the amount invested from (a) dividends paid on shares in your name, (b) the dividend on all shares, full and fractional, in your account and (c) optional cash investments, if any. The statement will also report the total amount of dividends reinvested, the number of shares purchased, the price per share at which such shares were purchased and the total number of shares accumulated under the plan.

24. How can I vote my shares under the plan?

You will receive a proxy card prior to any meeting of shareholders of Peoples Energy Corporation which will represent both the number of shares registered in your name and the number of whole shares credited to your account; You can vote such shares in accordance with the instructions on the proxy card. If the proxy card is not returned, none of the your shares will be voted unless you vote in person.

25. Describe my share dividends and rights.

Any shares distributed by us as a dividend on shares credited to your account under the plan, or upon any split of such shares, will be credited to your account. Dividends or splits distributed on all other shares which you hold and which are registered your own name will be mailed directly to you.

In a rights offering, you will receive rights based upon the total number of whole shares in your account. In order to exercise any such right with respect to shares held in your account, you must first request certificates for whole shares and then exercise the rights in accordance with the procedures for record shareholders applicable to such rights. We and/or the administrator may establish additional administrative procedures for such rights as it may deem necessary or appropriate.

26. Are there any limitations on Peoples Energy Corporation's, the administrator's or the independent agent's liability?

Yes. Neither we, the administrator (including us, if we are acting as such) in administering the plan nor any independent agent will be liable for any act done in good faith or for the good faith omission to act in connection with the plan, including, without limitation, any claim of liability arising out of failure to terminate your account upon your death prior to receipt of written notice of such death, or with respect to the prices at which shares are purchased or sold for your account and the times when purchases and sales are made. In addition, neither we, nor our directors, officers, employees or agents, the administrator nor the independent agent shall in any way be liable with respect to the price or performance of the shares held under the plan or for the payment or amount of any future dividends on shares. However, nothing contained in this provision affects your right to bring a cause of action based on alleged violations of federal securities laws.

27. How is the plan governed and regulated?

We may, at any time and from time to time, in our sole discretion, amend, modify, suspend or terminate the plan in whole, in part, or with respect to participants in one or more jurisdictions, without the approval of plan participants. However, no such modification or amendment may make it possible for any assets held in the accounts under the plan to be used for any purpose other than the benefit of the plan participants.

You will receive notice of any such amendment, modification, suspension or termination. Upon termination of the plan, certificates for whole shares credited to your account will be issued, and a cash payment will be made for any fractional share.

We reserve the right to interpret and regulate the plan from time to time as it deems desirable or necessary in connection with the operation of the plan. The terms and conditions of the plan and its operation are governed by the laws of the State of Illinois.

28. Where can I obtain additional information concerning the plan?

You should direct all inquiries and instructions concerning the plan to:

Peoples Energy Corporation
C/O LaSalle Bank N.A.
Shareholder Services
P. O. Box LL 135/1811
Chicago, IL 60690-9882
Toll Free Number 1-800-901-8878
Fax (312) 904-2236

USE OF PROCEEDS

If the shares are purchased on the open market by the independent agent, we will not receive any proceeds. If purchases of shares are made directly from us, we intend to use the net proceeds for general corporate purposes, including, without limitation, the advance or contribution of funds to one or more of Peoples Energy Corporation's subsidiaries to be used for their general corporate purposes, including refinancing of outstanding indebtedness.

PLAN OF DISTRIBUTION

Shares offered under the plan will be purchased from newly issued shares of Peoples Energy Corporation or in the open market, at the option of Peoples Energy Corporation. At present, it is anticipated that the shares required for the plan will be newly issued shares acquired from Peoples Energy Corporation. Participants will be required to pay certain brokerage commissions and any applicable taxes for sales of shares under the plan. Other costs related to administration of the plan will be paid by Peoples Energy Corporation. (See Question 19 above)

EXPERTS

The financial statements and schedule for the year ended September 30, 2000 included in Peoples Energy Corporation's Annual Report on Form 10-K have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect to such financial statements and are incorporated in this prospectus by reference in reliance upon the authority of that firm as experts in accounting and auditing in giving its report.

LEGAL OPINIONS

The statements as to matters of law and legal conclusions under the heading "Description of the plan," with the exception noted in the following paragraph, have been reviewed by Peter Kauffman, Assistant General Counsel and Secretary of the company, and are stated upon the authority of such legal counsel. Mr. Kauffman owns, or holds options for, shares of common stock of Peoples Energy Corporation having a fair market value as of the date hereof in excess of $50,000.

The statements as to matters of law and legal conclusions made under the heading "What are the federal income tax effects of my participation in the plan?" contained in this prospectus are stated upon the authority of Sidley, Austin, Brown & Wood tax counsel for the company.

WHERE YOU CAN FIND MORE INFORMATION

We file annual and quarterly reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy these reports at any of the facilities of the Securities and Exchange Commission listed below:

Public Reference Facilities	Regional Office	Regional Office
450 Fifth Street, N.W.	500 W. Madison Street	Wayne M. Carlin, Regional Director
Washington, DC 20549	Suite 1400	c/o Division of Enforcement
	Chicago, IL 60661-2511	450 Fifth Street, NW
Washington, DC 20549-0801

You may obtain copies of our filed reports from the SEC upon payment of a duplicating fee. Please call the SEC at 1-800-SEC-0330 for further information on the public reference facilities. The SEC maintains an internet site that contains reports, proxy and information statements and other information about issuers that file automatically. The address of that site is http://www.sec.gov.

This prospectus is part of a registration statement that we filed with the SEC. This prospectus does not contain all information or exhibits to the registration statement. You may inspect the registration statement and exhibits without charge at the SEC's office, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and you may obtain copies upon payment of a duplicating fee

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the following documents that we filed with the SEC (the company has filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus.

The following documents filed with the SEC are incorporated in this Registration Statement by reference:

1. The description of the company's common stock without par value, contained in the company's Registration Statement on Form 8-A filed May 2, 1996, as amended by the company's Registration Statement on Form 8-A/A Amendment No. 1 filed October 18, 1999 and any amendments thereto.

2. The Annual Report of the company on Form 10-K for the fiscal year ended September 30, 2000, as amended by Form 10-K/A filed January 16, 2001.

3. The Quarterly Reports of the company on Form 10-Q for the quarters ended December 31, 2000, March 31, 2001 and June 30, 2001.

4. The Current Reports of the company on Form 8-K filed July 3, 2001, July 27, 2001, July 27, 2001, August 3, 2001 and August 6, 2001.

All documents filed by the company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold will be deemed to be incorporated by reference. Any statement contained in this prospectus or incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement in any subsequently filed document which also is or is deemed incorporated by reference in this prospectus modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed to constitute a part of this prospectus, except as so modified or superseded.

A copy of the company's latest Annual Report to shareholders or of any of the above documents, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference in the information that this prospectus incorporates, can be obtained without charge upon written or oral request to Peoples Energy Corporation, Attention: Shareholder Services, 130 East Randolph Drive, Chicago, Illinois 60601. Telephone 1-800-228-6888.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth all expenses in connection with the issuance and distribution of the Common Stock being registered. All the amounts shown are estimates, except the registration fee.

Registration fee	$ 16,765.00
Blue Sky fees and expenses	$ 750.00
Fees and expenses of counsel	$ 3,900.00
Fees and expenses of accountants	$ 4,000.00
Printing expenses	$10,000.00
Advertising, Postage and Miscellaneous	$ 5,000.00
Total	$ 40,415.00

Item 15. Indemnification of Directors and Officers

Under the Registrant's Articles of Incorporation no director of the Registrant will be liable to the Registrant or to the shareholders of the company for monetary damages for breach of fiduciary duty as a director, provided that a director will still be liable (i) for any breach of the director's duty of loyalty to the Registrant or its shareholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of the law, (iii) under Section 8.65 of the Illinois Business Corporation Act of 1983, as amended, or (iv) for any transaction from which the director derived an improper personal benefit. The Articles of Incorporation and the By-Laws do not eliminate or limit the liability of a director of the Registrant before March 3, 1995. Any repeal or modification of such provisions by the shareholders of the company shall not adversely affect any right or protection of a director of the company existing at the time of such repeal or modification.

The Registrant's Articles of Incorporation and By-Laws also provide that the Registrant will indemnify, to the fullest extent permitted under the laws of the State of Illinois and any other applicable laws, any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, an action by or in the right of the Registrant), by reason of the fact that he or she is or was a director, officer or employee of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership joint venture, trust, employee benefit plan or other enterprise against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding. Expenses incurred by such a director, officer or employee in defending a civil or criminal action, suit or proceeding will be paid by the Registrant in advance of the final disposition of such action, suit or proceeding to the fullest extent permitted under the laws of the State of Illinois and any other applicable laws. The rights provided by or granted by the Articles of Incorporation and the By-Laws are not exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled.

The foregoing provisions regarding indemnification and advancement of expenses provided will also apply to a person who has ceased to be a director, officer or employee and to the heirs, executors and administrators of that person.

Item 16. Exhibits

Certain of these exhibits listed below have been previously filed with the SEC pursuant to the Securities Act of 1933, as amended, and/or the Securities Exchange Act of 1934, as amended, and are incorporated herein by reference. The file number and exhibit number of each such exhibit are stated in the description of such exhibits.

Exhibit
Number	Description of Document

3.1	Articles of Incorporation of the registrant, as amended on March 3, 1995 (Form 10-K for the fiscal year ended September 30, 1995, Exhibit 3(b))
3.2	By-laws of the registrant as amended February 22, 2001 (Form 10-Q for the quarter ended March 31, 2001, Exhibit 3(a))
4.1

Rights Agreement dated May 1, 1996 and Amendment No. 1 to Rights Agreement dated October 6, 1999 between the Company and Computershare Investor Services, L.L.C., as successor rights agent to Harris Trust and Savings Bank (Form 8-A/A filed on October 18, 1999, Exhibits 1 and 2)

4.2	Peoples Energy Corporation Direct Purchase and Investment Plan.
5	Opinion of Peter Kauffman, Assistant General Counsel and Secretary for the Company.
8	Opinion of Sidley, Austin, Brown & Wood, tax counsel for the Company.
23.1	Consent of Arthur Andersen LLP
23.2	Consent of Sidley, Austin, Brown & Wood is contained in opinion of tax counsel filed as Exhibit 8.
23.3	Consent of Peter Kauffman, Assistant General Counsel and Secretary of the Company, is contained in opinion of counsel filed as Exhibit 5.

Item 17. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the dollar value of securities offered would not exceed that which was offered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Fee" table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Peoples Energy Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on September 28, 2001.

PEOPLES ENERGY CORPORATION

By /S/ J. M LUEBBERS
J. M. Luebbers
Vice President, Chief Financial Officer
and Controller

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.
Names	Signatures	Title	Date
Richard E. Terry	/S/ RICHARD E. TERRY	Chairman and Chief Executive Officer	May 30, 2001
James R. Boris	/S/ JAMES R. BORIS	Director	May 30, 2001
William J. Brodsky	/S/ WILLIAM J. BRODSKY	Director	May 30, 2001
Pastora San Juan Cafferty	/S/ PASTORA SAN JUAN CAFFERTY	Director	May 30, 2001
Homer J. Livingston	/S/ HOMER J. LIVINGSTON	Director	May 30, 2001
Lester H. McKeever	/S/ LESTER H. MCKEEVER	Director	May 30, 2001
Thomas M. Patrick	/S/ THOMAS M. PATRICK	Director	May 30, 2001
Richard P. Toft	/S/ RICHARD P. TOFT	Director	May 30, 2001
Arthur R. Velasquez	/S/ ARTHUR R. VELASQUEZ	Director	May 30, 2001

Power of Attorney

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Richard E. Terry, James M. Luebbers and Peter Kauffman, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT AND POWER OF ATTORNEY HAVE BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED ON THE 30TH DAY OF MAY, 2001.
Names	Signatures	Title
Richard E. Terry	/S/ RICHARD E. TERRY	Chairman and Chief Executive Officer
James R. Boris	/S/ JAMES R. BORIS	Director
William J. Brodsky	/S/ WILLIAM J. BRODSKY	Director
Pastora San Juan Cafferty	/S/ PASTORA SAN JUAN CAFFERTY	Director
Homer J. Livingston	/S/ HOMER J. LIVINGSTON	Director
Lester H. McKeever	/S/ LESTER H. MCKEEVER	Director
Thomas M. Patrick	/S/ THOMAS M. PATRICK	Director
Richard P. Toft	/S/ RICHARD P. TOFT	Director
Arthur R. Velasquez	/S/ ARTHUR R. VELASQUEZ	Director

EXHIBIT INDEX

Copies of the documents listed below which are identified with an asterisk (*), if any, have heretofore been filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934 and/or the Securities Act of 1933, as amended, and are incorporated herein by reference and made a part hereof.

The exhibits listed below are filed herewith and made a part hereof.
Exhibit Number	Description of Document
4	Peoples Energy Corporation Direct Purchase and Investment Plan
5	Opinion of Peter Kauffman, Assistant General Counsel and Secretary for the Company.
8	Opinion of Sidley, Austin, Brown & Wood, tax counsel for the Company.
23.1	Consent of Arthur Andersen LLP
23.2	Consent of Sidley, Austin, Brown & Wood is contained in opinion of tax counsel filed as Exhibit 8.
23.3	Consent of Peter Kauffman, Assistant General Counsel and Secretary of the Company, is contained in opinion of counsel filed as Exhibit 5.